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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Burlington Northern Santa Fe Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

March 11, 2003

Dear Burlington Northern Santa Fe Shareholder:

This is to let you know that Burlington Northern Santa Fe’s Annual Report to Shareholders and Proxy Statement will now be accessible over the Internet at:

http://www.bnsf.com/investors/html/proxy_materials.html

We invite you to help us save printing and postage costs for the 2004 Annual Meeting by signing up for electronic delivery of the Annual Report to Shareholders and Proxy Statement. If you have access to the Internet and would like to receive Annual Meeting materials electronically, log-on to the Web site below and complete an eConsent form. All you need is the account number (as shown on your stock certificate, dividend check, or plan statement), your Social Security Number or U.S. Taxpayer Identification Number, and your e-mail address.

Enrollment is available now at: http://www.econsent.com/bni

After you enroll, Equiserve will send an e-mail message to you acknowledging receipt of your consent form and confirming your e-mail address and account registration. Enrolling now enables you to receive materials electronically for the annual meeting mailing date in March 2004.

Your consent remains in effect unless you revoke it. You may revoke your consent at any time by accessing the enrollment Web site above and submitting another consent form indicating that you wish to receive these materials electronically for “none” of your holdings. If your e-mail address changes, you must also record the change at the above enrollment Web site.

If you sign up for electronic delivery, you may still elect to receive printed copies of the Annual Report to Shareholders and Proxy Statement. If you do not sign up, we will continue to send you printed materials. You have the opportunity to vote online whether or not you receive your materials electronically.

We hope you take advantage of this convenient online service.

Burlington Northern Santa Fe Corporation